Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. II

CF Finance Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows as of March 5, 2021:

1.	The name of the Corporation is “CF Finance Acquisition Corp. II”.

2.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2019 (the “Original Certificate”). The first certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on June 25, 2020. The Original Certificate was amended and restated in its entirety by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 26, 2020 (the “Restated Certificate”).

3.

The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending the Restated Certificate as follows:

a.	Section 4.1 of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 421,000,000 shares, consisting of (a) 420,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

4.

This Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

{signature page follows}

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CF FINANCE ACQUISITION CORP. II

By:	/s/ Alice Chan
Name: Alice Chan
Title: Chief Financial Officer

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II]